Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.6
Emergent BioSolutions Inc.
Severance Plan and
Termination Protection Program
Section 1. Definitions. The following terms shall have the meaning ascribed to them below:
(A) “Applicable Bonus” shall mean the greater of the annual bonus that was paid to a Participant in respect of the most recently completed full calendar year or the maximum annual bonus that could have been paid to such Participant under an established bonus plan for such calendar year.
(B) “Base Salary” shall mean a Participant’s annual base salary in effect on the date of the Change of Control or the date of termination, whichever is applicable.
(C) “Board” shall mean the board of directors of the Company or any committee of the Board that has been delegated authority to administer this Program.
(D) “Cause” shall mean each of the following that results in demonstrable harm to the Company’s financial condition or business reputation: (1) Participant’s conviction of or plea of guilty or no contest to any felony or crime of moral turpitude; (2) Participant’s dishonesty or disloyalty in performance of duties; (3) conduct by the Participant that jeopardizes the Company’s right or ability to operate its business; (4) violation by the Participant of any of the Company’s policies or procedures, (including without limitation employee workplace policies, anti-bribery policies, insider trading policy, communications policy, etc) if uncured within two weeks of written notice by the Company; or (5) Participant’s willful malfeasance, misconduct, or gross neglect of duty.
(E) “Change of Control” shall means an event or occurrence set forth in any one or more of subsections (a) through (d) below, including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection:
     (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company or an Excluded Person, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section; or
     (b) at such time as the Incumbent Directors do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company); or
     (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
     (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company
(F) “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, the regulations promulgated thereunder.
(G) “Company” shall mean Emergent BioSolutions Inc., and each of its subsidiaries, and after a Change of Control, any successor or successors thereto, including any Acquiring Corporation (as defined in Section 1(E)(c)).
(H) “Compensation” shall mean the sum of a Participant’s Applicable Bonus and Base Salary.
(I) “Effective Date” shall be April 1, 2006.
(J) “Employee Benefits” shall mean, except as otherwise specified by the Chief Executive Officer of the Company with respect to a Participant at the time such Participant is designated as a Participant, the employee and fringe benefits and perquisites (including without limitation all medical, dental, life insurance, disability and pension (including maximum matching contributions) benefits) made available to a Participant (and his or her eligible dependents) immediately prior to a Change of Control (or the economic equivalent thereof where applicable laws prohibit or restrict such benefits).
(K) “Excluded Person” shall mean Fuad El-Hibri and his respective “Affiliates” or “Associates” (each as defined in Rule 12b-2 under the Exchange Act), their respective heirs and any trust or foundation to which either of them have transferred or may transfer the Company’s voting securities.
(L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(M) “Good Reason” shall mean, except as otherwise specified by the Chief Executive Officer of the Company at the time a Participant is designated as a Participant (provided that such exception does not adversely affect such Participant), with respect to such a Participant, (i) a decrease in (or failure to increase in accordance with the terms of any employment contract) the Participant’s base salary or bonus opportunity, (ii) a diminution in the aggregate employee benefits and perquisites provided to the Participant, (iii) a diminution in the Participant’s title, reporting relationship, duties or responsibilities, (iv) relocation of the Participant’s primary office more than 35 miles from its current location, or (v) the failure by any successor to the Company or any Acquiring Corporation (as defined in Section 1(E)(c)) to explicitly assume this Program and the Company’s obligations hereunder and maintain the Program in effect for a period of at least eighteen (18) months.
(N) “Group” shall have the meaning ascribed to such term in the Exchange Act.
(O) “Incumbent Director” shall mean at any date a member of the Board (i) who was a member of the Board on the Effective Date or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.
(P) “Participant” shall mean an employee of the Company with the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President who has been designated to participate in this Program by the Board or, with the authorization of the Board, by the Chief Executive Officer of the Company. An employee holding any of the foregoing positions shall not automatically be entitled to participate in this Program and the selection of an employee to participate in this Program shall be made in the sole and absolute discretion of the Board or the Chief Executive Officer, as applicable. Once so selected, a Participant’s rights hereunder may not be diminished unless such Participant’s employment with the Company is terminated in a manner that will not permit him or her to become eligible for any payments hereunder.

(Q) “Person” shall have the meaning ascribed to such term in the Exchange Act.
(R) “Program” shall mean this Severance Plan and Termination Protection Program, as it may be amended from time to time.
Section 2. Term. This Program shall be effective as of the Effective Date and shall continue in effect through December 31, 2009; provided, however, that, commencing on December 31, 2009, and on each December 31 thereafter, this Program shall be automatically extended for one additional year unless, not later than ninety (90) days prior to the scheduled expiration of the term (or any extension thereof), the Company provides written notice that the term will not be extended.
Section 3. Severance Plan.
(a) If during the term of this Program a Participant’s employment with the Company is terminated by the Company without Cause, other than under circumstances described in Section 4(a) below, then such Participant shall become entitled to:
(i)	any unpaid Base Salary and accrued paid-time-off through the date of termination;

(ii)	pro rata target annual bonus in respect of the year of termination;

(iii)	any bonus earned but unpaid as of the date of termination for any previously completed year;

(iv)	reimbursement for any unreimbursed expenses incurred by such Participant prior to the date of termination;

(v)	an amount equal to 50% of such Participant’s Base Salary (or for Participants identified on Appendix C the greater percentage specified therein);

(vi)	employee and fringe benefits and perquisites, if any, to which such Participant may be entitled as of the date of termination under the relevant plans, policies and programs of the Company; and

(vii)	continued eligibility for such Participant and his/her eligible dependents to receive Employee Benefits, for a period of 6 months following such Participant’s date of termination (or for Participants identified on Appendix C the greater period specified therein), except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer.
(b) Notwithstanding anything to the contrary set forth in this Program, any payments payable under this Section 3 shall be paid, in the Company’s sole and absolute discretion, either as a single, lump sum payment within thirty days following the termination of employment or payable in equal monthly installments over a term of 6 months (or for Participants who are listed on Appendix C on the date of termination, the period specified on Appendix C); provided however that all payment arrangements under this Section 3 shall be structured so as not to be treated as “non-qualified deferred compensation” under Section 401A of the Code.
(c) If during the term of this Program, a Participant’s employment with the Company is terminated by the Company with Cause, then Participant shall not be entitled to receive any compensation, benefits or rights set forth herein or in Section 5, and any stock options or other equity participation benefits vested on or prior to the date of such termination, but not yet exercised, shall immediately terminate.
(d) As a condition to payment of any of the amounts under this Section 3, Participant:
(i)	shall not, for a period of six (6) consecutive months after termination of employment (or for Participants who are listed on Appendix C on the date of termination, the period specified therein), directly or indirectly, either alone or in association with others, (A) induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage any employee to leave the employ of the Company, or any of its Affiliates, or accept employment with any other person or entity, (B) induce counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of the Company, or any of its Affiliates, within the previous six (6) months to accept employment with any person or entity besides the Company, or any of its Affiliates, or hire or engage such person as an independent contractor, and (C) solicit, interfere with, or endeavor to cause any customer, client, or business partner of the Company, or any of its Affiliates, to cease or reduce its relationship with the Company, or any of its Affiliates, or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with the Company, or any of its Affiliates;

(ii)	shall not, for a period of six (6) consecutive months after termination of employment (or for Participants who are listed on Appendix C on the date of termination, the period specified therein), directly or indirectly, whether or not for compensation, and whether or not as an employee, be engaged in or have a financial interest in any business, competing with the business of the Company or of any Affiliate within any state, region or locality in which the Company or such Affiliate is then doing business or marketing products, as the business of the Company or such Affiliates may then be constituted. With respect to this sub-section, however, it is understood and agreed that a business is not competing with the business of the Company or any Affiliate if (A) Participant’s duties with respect to such business relate solely to discrete business units which do not compete with the business of the Company or any Affiliate; or (B) the competitive activity is limited to geographical markets or products in which the Company or Affiliate was not engaged (whether by manufacture, distribution, sale, or development for manufacture, distribution, or sale) during the two (2) years immediately preceding the termination of Participant’s employment with the Company.

(iii)	shall, upon reasonable notice and at the Company’s expense, cooperate fully with any reasonable request that may be made by the Company (giving due consideration for Participant’s obligations with respect to any new employment or business activity) in connection with any investigation, litigation, or other similar activity to which the Company or any Affiliate is or may be a party or otherwise involved and for which Participant may have relevant information.

(iv)	shall sign and deliver a suitable waiver and release under which the Participant shall release and discharge the Company and its Affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Participant.
(d) Should Participant breach any obligation set forth in Section 3(d), above, (which breach remains uncured for a period of 10 days following written notice) the Company shall be relieved of any obligation to make further payments to Participant and shall be entitled to receive full repayment and restitution of all amounts theretofore paid to Participant under this Section 3.
Section 4. Termination Protection. If during the term of this Program
(a) a Participant’s employment with the Company is terminated by the Company without Cause, or a Participant resigns for Good Reason, in each case within eighteen (18) months following a Change of Control, or
(b) a Participant’s employment with the Company is terminated prior to a Change of Control (which subsequently occurs) at the request of a party involved in such Change of Control, or otherwise in connection with or in anticipation of a Change of Control, then in the case of each of clauses (a) and (b) such Participant shall become entitled to the compensation, benefits and rights set forth in Section 5 (a) through (g), inclusive.
Section 5. Benefits and Rights
(a) A cash lump sum, payable within thirty (30) days following the date of termination, of employment equal to the sum of:
(i)	such Participant’s pro rata target annual bonus in respect of the year of termination;

(ii)	any unpaid Base Salary and accrued paid-time-off through the date of termination;

(iii)	any bonus earned but unpaid as of the date of termination for any previously completed year;

(iv)	reimbursement for any unreimbursed expenses incurred by such Participant prior to the date of termination;

(v)	an amount equal to 50% of such Participant’s Compensation (or for Participants identified on Appendix C the greater percentage specified therein).
(b) Such Employee Benefits, if any, to which such Participant may be entitled as of the date of termination of employment under the relevant plans, policies and programs of the Company.

(c) Any unvested Company stock options held by such Participant that are outstanding on the date of termination of employment shall become fully vested as of such date, and the period during which any Company stock option held by such Participant that is outstanding on such date may be exercised shall be extended to a date that is the later of the fifteenth day of the third month following the date, or December 31 of the calendar year in which, such Company stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date such Company stock option could have been exercised if the Participant’s employment had not terminated, in each case based on the terms of such option at the original grant date.
(d) Continued eligibility for such Participant and his/her eligible dependents to receive Employee Benefits, for a period of 6 months following such Participant’s date of termination of employment (or for Participants identified on Appendix C the greater period specified therein), except where the provision of such Employee Benefits would result in a duplication of benefits provided by any subsequent employer.
(e) The amounts specified in Section 6, if applicable.
(f) All rights such Participant has to indemnification from the Company immediately prior to the Change of Control shall be retained for the maximum period permitted by applicable law, and any director’s and officer’s liability insurance covering such Participant immediately prior to the Change of Control shall be continued throughout the period of any applicable statute of limitations.
(g) The Company shall advance to such Participant all costs and expenses, including all attorneys’ fees and disbursements, incurred by such Participant in connection with any legal proceedings (including arbitration), which relate to the termination of employment or the interpretation or enforcement of any provision of this Program, and the Participant shall have no obligation to reimburse the Company for any amounts advanced hereunder where such Participant prevails in such proceeding with respect to at least one material issue, it being acknowledged that settlement of any such proceeding shall relieve the Participant from any reimbursement obligation.
Section 6. Excise Tax Gross-Up.
(a) Anything in this Program to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the aggregate Parachute Value of all Payments is more than 100% but not more than 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Program shall be reduced so that the Parachute Value of all

Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(a)(vi), unless an alternative method of reduction is elected by the Participant, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Program (and no other Payments) shall be reduced. If the reduction of the amount payable under this Program would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under this Program shall be reduced pursuant to this Section 6(a). The Company’s obligation to make Gross-Up Payments under this Section 6 shall not be conditioned upon the Participant’s termination of employment.
(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made such certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.
(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation,

accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 6(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 6(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
(e) Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding.
(f) The following terms shall have the meanings below for purposes of this Section 6.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Program or otherwise.
(iv) The “Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
Section 7. No Mitigation or Offset. Except as provided in Section 5(d), a Participant shall not be required to mitigate the amount of any payment or benefit provided for under this Program by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for hereunder be reduced by any compensation or benefits earned or received by such Participant as the result of employment by a subsequent employer, by retirement benefits, by offset against any amount claimed to be owed by such Participant to the Company or otherwise.
Section 8. Validity. The invalidity or unenforceability of any provision of this Program shall not affect the validity or enforceability of any other provision of this Program, which other provision shall remain in full force and effect.
Section 9. Withholding. All payments hereunder shall be reduced by any applicable taxes required by applicable law to be paid or withheld by the Company.
Section 10. Modification or Waiver. No provision of this Program may be modified, waived or discharged, if such modification, waiver or discharge adversely affects a Participant, unless such modification, waiver or discharge is agreed to in writing and signed by such Participant.
Section 11. Applicable Law. This Program shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
Section 12. Administration of Program. This Program will be administered by the Board. The Board shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Program as it shall deem advisable. The Board may construe and interpret the terms of this Program and correct any defect, supply any omission or reconcile any inconsistency in the Program in the manner and to the extent that it shall deem expedient to carry the Program into effect and it shall be the sole and final judge of such expediency. All decisions of the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Program. Neither the Board nor the Chief Executive Officer of the Company shall have any liability for any decision made in good faith in interpreting, implementing or operating this Program, including without limitation, any changes made to the definition Good Reason, in establishing the list of Participants, or in selecting the Participants to be included in any of the Appendices attached to this Program. The Company hereby agrees to indemnify and hold harmless each member of the Board and each officer, including without limitation the Chief Executive Officer of the Company, for (and in each case, advance) any and all costs and expenses incurred in connection with the administration, operation and implementation of the Program, including without limitation any changes made to the definition Good Reason, in establishing the list of Participants, or in selecting the Participants to be included in any of the Appendices attached to this Program. No amounts paid under this Section 12 for or on account of any of the foregoing officers or directors shall be included in Compensation under this Program.
Section 13. Section 409A. All payments and benefits provided under this Program are intended to either comply with or be exempt from Section 409A of the Code and this Program shall be administered and construed accordingly. Notwithstanding any provision of this Program to the contrary, if, at the time a Participant’s employment is terminated, the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(ii) of the Code and the regulations thereunder, then any payments under this Program to the Participant that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed by a period of six months and (i) all such payments that would have been made to the Participant during such six month period shall be made in a lump sum in the seventh month following the date of termination and (ii) all remaining such payments shall commence in the seventh month following the date of termination.

Emergent BioSolutions Inc.
Severance Plan and Termination Protection Program
In accordance with Addendum I of the Severance Plan and Termination Protection Program, the Chief Executive Officer of the Company may exercise any one of the following actions:
Designate the greater of seven percent (7%) of the total number of employees of the Company, or 35 employees of the Company to be Program Participants at any particular time, on the basis of name, title, function or compensation level (Appendix A);
Designate up to 2 Participants for whom any reason for resigning within a thirty day period following the first anniversary of a Change of Control shall constitute “Good Reason” (Appendix B);
Designate up to 12 Participants whose percentage specified in Sections 3(a)(v) and 5(a)(v) shall be greater than 50% and the applicable time period under Section 3(a)(vii) (Emergent Benefits) Section 3(b) (Payout) Section 3(d) (Non-Solicit/Non-Compete) and Section 5(d) (Employees Benefits) shall be longer than 6 months (Appendix C).

Confidential
List of Participants in the Termination Protection Plan Program
In accordance with the Severance Plan and Termination Protection Program, the Chief Executive Officer of the Company may designate the greater of (a) seven percent (7%) of the total number of employees of the Company; or (b) 35 employees of the Company to be Participants in this Program at any particular time, on the basis of name, title, function, or compensation level.

Emergent BioSolutions - Gaithersburg
Name of Participant	Title of Participant
Fuad El-Hibri	Chief Executive Officer
Ed Arcuri	Executive VP, Chief Operating Officer
Dan Abdun-Nabi	Senior VP, Corporate Affairs & General Counsel
Kyle Keese	Senior VP, Marketing & Communications
Thomas Zink	Senior VP, Medical Affairs & Chief Medical Officer
Don Elsey	VP, Chief Financial Officer
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Emergent BioSolutions - BioDefense Operations - Lansing
Name of Participant	Title of Participant
Robert Kramer	President, BioDefense Operations — Lansing
[**]	[**]
[**]	[**]

Emergent BioSolutions - Product Development - Gaithersburg
Name of Participant	Title of Participant
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Emergent BioSolutions - Product Development - Reading
Name of Participant	Title of Participant
Steven Chatfield	Chief Scientific Officer & President, Emergent Product Development — Reading
[**]	[**]

Emergent BioSolutions - Sales & Marketing - Germany
Name of Participant	Title of Participant
[**]	[**]
Total: 23 Participants

Confidential
List of Participants
Termination Without Cause — No CIC

Name of Participant	Applicable Percentage	Severance Payment and
	of Base Salary	Continuation Benefit
Fuad El-Hibri	150%	18 months
Edward Arcuri	100%	12 months
Robert Kramer	100%	12 months
Daniel Abdun-Nabi	100%	12 months
Kyle Keese	100%	12 months
*Steve Chatfield	75%	9 months
(Chatfield’s current employment contract includes language re:
the Severance Plan and Termination Protection Program)
[**]	[**] %	[**]
Don Elsey	75%	9 months
Tom Zink	75%	9 months
Total: 9 Participants

Confidential
List of Participants
Termination Without Cause — CIC

	Applicable Percentage	Severance Payment and
Name of Participant	of Base Salary	Continuation Benefit
Fuad El-Hibri	250%	30 months
Edward Arcuri	200%	24 months
Robert Kramer	200%	24 months
Daniel Abdun-Nabi	150%	18 months
Kyle Keese	100%	12 months
Steve Chatfield	100%	12 months
[**]	[**] %	[**]
Don Elsey	75%	9 months
Tom Zink	75%	9 months
Total: 9 Participants